                                   SOUTHERN CALIFORNIA EDISON COMPANY AND CONSOLIDATED UTILITY-RELATED SUBSIDIARIES
                                       RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED AND PREFERENCE STOCK
                                                               (Thousands of Dollars)

-----------------------------------------------------------------------------------------------------------  9 Months    9 Months
                                                                                                              Ended       Ended
                                                                      Year Ended December 31,                Sept. 30,   Sept. 30,
                                                    1999       2000        2001         2002        2003       2003        2004
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EARNINGS BEFORE INCOME TAXES
  AND FIXED CHARGES:
Income before interest expense (1)            $  992,354   $(1,456,584) $ 3,192,815   $1,831,335  $1,339,147 $1,055,561  $  914,090
Add:
  Taxes on income (2)                            438,006    (1,021,452)   1,658,033      641,786     388,120    443,602     397,902
  Rentals (3)                                      1,901        2,905        2,128        1,240         638        471         536
  Allocable portion of interest
     on long-term Contracts for
      the purchase of power (4)                    1,735        1,699        1,659        1,616       1,568      1,181       1,142
  Amortization of previously capitalized
      fixed charges                                1,508        1,390        1,083        1,440       1,638      1,215       1,155
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Total earnings before income
  taxes and fixed charges (A)                 $1,435,504  $(2,472,042) $ 4,855,718   $2,477,417  $1,731,111 $1,502,030  $1,314,825
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FIXED CHARGES:
  Interest and amortization                   $  482,933   $  571,760  $   784,858   $  584,442  $  451,792 $  343,646  $  302,620
  Rentals (3)                                      1,901        2,905        2,128        1,240         638        471         536
  Capitalized fixed charges -
      nuclear fuel (5)                             1,211        1,538          756          520          97          -         570
  Allocable portion of interest on
      long-term contracts for
      the purchase of power (4)                    1,735        1,699        1,659        1,616       1,568      1,181       1,142
  Preferred and preference stock dividend
      requirements - pre-tax basis                41,753       33,754       37,907       29,119      22,262     18,564      19,364
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Total Fixed charges (B)                       $  529,533   $  611,656  $   827,308   $  616,937  $  476,357  $ 363,862  $  324,232
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RATIO OF EARNINGS TO
  FIXED CHARGES (A) / (B):                          2.71     (4.04)(6)        5.87         4.02        3.63      4.13        4.06
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(1)   Includes allowance for funds used during construction and accrual of unbilled revenue.
(2)   Includes allocation of federal income and state franchise taxes to other income.
(3)   Rentals include the interest factor relating to certain significant rentals plus one-third of all remaining annual rentals.
(4)   Allocable portion of interest included in annual minimum debt service requirement of supplier.
(5)   Includes fixed charges associated with Nuclear Fuel.
(6)   Ratio for 2000 is less than 1.00. In 2000, SCE needed an additional $3,083,698,000 in earnings before income taxes and fixed charges to achieve a 1.00 ratio.